Exhibit 99.1

Investor Contact:	Cori Lin, Crocs, Inc.
(303) 848-5053
clin@crocs.com

PR Contact:	Melissa Layton, Crocs, Inc.
(303) 848-7885
mlayton@crocs.com

Crocs, Inc. Reports First Quarter Revenue Growth of 44%
Raises Full Year Revenue and Operating Margin Guidance
___________________________________________________________________________

BROOMFIELD, COLORADO — May 5, 2022 — Crocs, Inc. (NASDAQ: CROX), a world leader in innovative casual footwear for women, men, and children, today announced its first quarter 2022 financial results.

“Our first quarter revenue growth of 47% on a constant currency basis is a testament to the underlying strength of the Crocs and HEYDUDE brands,” said Andrew Rees, Chief Executive Officer. “Consumer demand remains strong giving us the confidence to raise our full year outlook for revenue to approximately $3.5 billion, adjusted operating margin to 26% to 27%, and adjusted diluted earnings per share to $10.05 to $10.65.”

First Quarter 2022 Highlights

•Consolidated revenues of $660.1 million increased 43.5%, or 46.7% on a constant currency basis, as compared to 2021.
•Crocs Brand revenues of $545.2 million increased 18.5%, or 21.7% on a constant currency basis, as compared to 2021.
•HEYDUDE Brand revenues were $114.9 million for the period following the closing of the acquisition on February 17, 2022 through March 31, 2022 (the “Partial Period”).
•Direct-to-consumer (“DTC”) revenues grew 34.6% as compared to 2021. Crocs Brand DTC revenues grew 18.2%, or 19.7% on a constant currency basis, as compared to prior year.
•Crocs Brand digital sales grew 20.3%, or 23.5% on a constant currency basis, to represent 32.8% of Crocs Brand revenues versus 32.3% in prior year. HEYDUDE digital penetration was 25.9% of HEYDUDE Brand revenues.

First Quarter 2022 Operating Results

Amounts referred to as “Adjusted” or “Non-GAAP” are Non-GAAP measures and include adjustments that are described under the heading “Reconciliation of GAAP Measures to Non-GAAP Measures.” A reconciliation of these amounts to their GAAP counterparts are contained in the schedules below.

•Revenues were $660.1 million, an increase of 43.5% from the same period last year, or 46.7% on a constant currency basis. DTC revenues grew 34.6%, and wholesale revenues grew 48.7%.
•Gross margin of 49.2% decreased 580 basis points compared to 55.0% in the same period last year. Crocs Brand gross margin of 54.4% decreased 60 basis points driven by $24.6 million, or 450 basis points, of incremental air freight costs, mostly offset by stronger average selling prices. Adjusted gross margin of 53.9% fell 130 basis points compared to the same period last year. Adjusted gross margin excludes $30.9 million of costs, including a $27.9 million HEYDUDE inventory fair value adjustment and a $1.8 million Russia inventory reserve.
•Selling, general, and administrative (“SG&A”) expenses of $206.2 million increased from $128.5 million in the same period last year, and SG&A as a percent of revenues increased to 31.2% from 27.9% in prior year. Adjusted SG&A improved to 27.3% of revenues versus 27.9% for the same period last year. Adjusted SG&A excludes $25.9 million of costs, including $20.6 million of HEYDUDE acquisition-related expenses and $5.3 million of bad debt associated with our pause in Russia.

•Income from operations declined to $118.7 million from $124.7 million for the same period last year, due to increased air freight and acquisition expenses, and operating margin decreased to 18.0% from 27.1%. Adjusted income from operations rose 39.6% to $175.5 million and adjusted operating margin was 26.6% compared to 27.3% for the same period last year.
•Diluted earnings per share were $1.19, as compared to $1.47 for the same period last year due to increased air freight and acquisition expenses. Adjusted diluted earnings per share increased 37.6% to $2.05 compared to $1.49 for the same period last year.

First Quarter 2022 Brand Summary

•Crocs Brand: Revenues increased 18.5%, or 21.7% on a constant currency basis, to $545.2 million compared to $460.1 million for the same period last year. Wholesale revenues increased 18.7%, or 22.9% on a constant currency basis. DTC revenues increased 18.2%, or 19.7% on a constant currency basis.
◦North America revenues of $319.5 million increased 19.5% on both a reported and on a constant currency basis, compared to $267.3 million for the same period last year.
◦Asia Pacific revenues of $95.8 million increased 16.0%, or 22.1% on a constant currency basis, compared to $82.6 million for the same period last year.
◦Europe, Middle East, Africa, and Latin America ("EMEALA") revenues of $129.9 million increased 17.9%, or 26.8% on a constant currency basis, compared to $110.2 million for the same period last year.
•HEYDUDE Brand: Revenues during the Partial Period were $114.9 million.

First Quarter 2022 Consolidated Channel Summary

•DTC: Revenues increased 34.6% to $229.0 million compared to $170.1 million for the same period last year, or 36.1% on a constant currency basis.
•Wholesale: Revenues increased 48.7% to $431.2 million compared to $290.0 million for the same period last year, or 52.9% on a constant currency basis.

Balance Sheet and Cash Flow

•Cash and cash equivalents were $172.0 million as of March 31, 2022, compared to $213.2 million as of December 31, 2021.
•Inventories increased to $407.6 million as of March 31, 2022, compared to $213.5 million as of December 31,
2021 and $196.5 million as of March 31, 2021. This increase was driven primarily by the addition of HEYDUDE and increased in transit inventory for the Crocs Brand.
•Capital expenditures during the three months ended March 31, 2022 were $39.8 million, compared to $8.0 million for the same period last year.
•Borrowings as of March 31, 2022 were $2,876.4 million compared to borrowings as of December 31, 2021 of $771.4 million, driven primarily by borrowings used to finance a portion of the acquisition of HEYDUDE. Our liquidity position remains strong with $172.0 million in cash and cash equivalents and $371.1 million in available borrowing capacity as of March 31, 2022.

Financial Outlook
Full Year 2022
With respect to 2022, we expect:
•Consolidated revenues to be approximately $3.5 billion, representing growth between 52% and 55% compared to 2021.
◦Revenue growth for the Crocs Brand, excluding HEYDUDE, to exceed 20% compared to 2021.
◦Revenues for the HEYDUDE Brand to be approximately $750 to $800 million on a reported basis, implying $840 to $890 million, including the period of time prior to the closing of the acquisition.
•Gross margin to include an incremental $75 million of air freight in the first half of 2022.
•Adjusted operating margin to be approximately 26% to 27%.

•Non-GAAP adjustments of $75 million of non-cash costs in cost of sales, primarily related to the write up of HEYDUDE inventory costs to fair market value at the close of acquisition, and an additional $60 million in SG&A costs.
•GAAP tax rate of approximately 25% and Non-GAAP effective tax rate of approximately 22%.
•Adjusted diluted earnings per share of $10.05 to $10.65.
•Capital expenditures of approximately $170 to $200 million, primarily for supply chain investments to support growth.
•Gross leverage to be below 2.0x by mid-year 2023 following strong earnings and cash flow expectations for 2022.

Second Quarter 2022
With respect to the second quarter of 2022, we expect:
•Consolidated revenues to be approximately $918 to $957 million, implying approximately 43% to 49% growth compared to second quarter 2021 revenues of $641 million.
◦Crocs Brand revenue growth to be approximately 17% to 20% on a constant currency basis, and 12% to 15% on a reported basis, which implies revenues of approximately $718 to $737 million on a reported basis. The impact to prior year of pausing Russia is approximately $20 million.
◦HEYDUDE Brand revenues of approximately $200 to $220 million.
•Adjusted operating margin of approximately 26%, including an estimated $50 million impact from air freight.
•Non-GAAP adjustments of an additional $45 million of non-cash costs in cost of sales, primarily related to the write up of HEYDUDE inventory costs to fair market value at the close of the acquisition, and $20 million in SG&A costs.

Conference Call Information

A conference call to discuss first quarter 2022 results is scheduled for today, Thursday, May 5, 2022, at 8:30 am ET. To receive conference call details, please register at the Investor Relations section of the Crocs website, investors.crocs.com. The webcast will also be available live and on replay through May 5, 2023 at this site.

About Crocs, Inc.

Crocs, Inc. (Nasdaq: CROX) is a world leader in innovative casual footwear for women, men, and children, combining comfort and style with a value that consumers know and love. The Company's brands include Crocs and HEYDUDE and its products are sold in more than 85 countries through wholesale and direct-to-consumer channels. For more information on Crocs, Inc. please visit investors.crocs.com. To learn more about our brands, please visit www.crocs.com or www.heydudeshoesusa.com or follow @Crocs or @heydudeshoes on Facebook, Instagram and Twitter.

Forward Looking Statements

This press release includes estimates, projections, and statements relating to our business plans, commitments, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding potential impacts to our business related to our supply chain challenges, the COVID-19 pandemic, our financial condition, brand and liquidity outlook, and expectations regarding our future revenue, margins, non-GAAP adjustments, tax rate, earnings per share and capital expenditures, the acquisition of HEYDUDE and benefits thereof, Crocs' strategy, plans, objectives, expectations (financial or otherwise) and intentions, future financial results and growth potential, statements regarding full year and second quarter 2022 financial outlook and future profitability, cash flows, and brand strength, anticipated product portfolio and our ability to deliver sustained, highly profitable growth. These statements involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance, or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: our expectations regarding supply chain disruptions; the COVID-19 pandemic and related government, private sector, and individual consumer responsive actions; current global financial conditions, including economic impacts resulting from the COVID-19 pandemic; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenues; changing consumer preferences; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to successfully implement our strategic plans; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; and other factors described in our most recent Annual Report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.

All information in this document speak only as of the date of this press release. We do not undertake any obligation to update publicly any forward-looking statements, except as required by applicable law.

Category:Investors

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$660,148	$460,098
Cost of sales	335,224	206,879
Gross profit	324,924	253,219
Selling, general and administrative expenses	206,247	128,533
Income from operations	118,677	124,686
Foreign currency gains (losses), net	480	(504)
Interest income	102	27
Interest expense	(19,252)	(1,632)
Other income (expense), net	(947)	11
Income before income taxes	99,060	122,588
Income tax expense	26,300	24,190
Net income	$72,760	$98,398
Net income per common share:
Basic	$1.22	$1.50
Diluted	$1.19	$1.47
Weighted average common shares outstanding:
Basic	59,823	65,458
Diluted	60,896	66,848

CROCS, INC. AND SUBSIDIARIES
EARNINGS PER SHARE
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Numerator:
Net income	$72,760	$98,398
Denominator:
Weighted average common shares outstanding - basic	59,823	65,458
Plus: Dilutive effect of stock options and unvested restricted stock units	1,073	1,390
Weighted average common shares outstanding - diluted	60,896	66,848

Net income per common share:
Basic	$1.22	$1.50
Diluted	$1.19	$1.47

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and par value amounts)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$171,969	$213,197
Restricted cash - current	34	65
Accounts receivable, net of allowances of $23,041 and $20,715, respectively	375,750	182,629
Inventories	407,589	213,520
Income taxes receivable	24,536	22,301
Other receivables	16,599	12,252
Prepaid expenses and other assets	42,061	22,605
Total current assets	1,038,538	666,569
Property and equipment, net of accumulated depreciation and amortization of $85,601 and $83,745, respectively	135,649	108,398
Intangible assets, net of accumulated amortization of $112,011 and $108,167, respectively	1,895,980	28,802
Goodwill	642,467	1,600
Deferred tax assets, net	547,733	567,201
Restricted cash	3,365	3,663
Right-of-use assets	199,805	160,768
Other assets	7,123	8,067
Total assets	$4,470,660	$1,545,068
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$202,919	$162,145
Accrued expenses and other liabilities	185,969	166,887
Income taxes payable	67,310	16,279
Current borrowings	25,173	—
Current operating lease liabilities	49,414	42,932
Total current liabilities	530,785	388,243
Long-term deferred tax liability	329,950	—
Long-term income taxes payable	226,188	219,744
Long-term borrowings	2,851,256	771,390
Long-term operating lease liabilities	181,065	149,237
Other liabilities	2,246	2,372
Total liabilities	4,121,490	1,530,986
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 5.0 million shares authorized including 1.0 million authorized as Series A Convertible Preferred Stock, none outstanding	—	—
Common stock, par value $0.001 per share, 250.0 million shares authorized, 109.2 million and 105.9 million issued, 61.6 million and 58.3 million outstanding, respectively	109	106
Treasury stock, at cost, 47.7 million and 47.6 million shares, respectively	(1,690,312)	(1,684,262)
Additional paid-in capital	774,562	496,036
Retained earnings	1,351,800	1,279,040
Accumulated other comprehensive loss	(86,989)	(76,838)
Total stockholders’ equity	349,170	14,082
Total liabilities and stockholders’ equity	$4,470,660	$1,545,068

CROCS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income	$72,760	$98,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,895	8,054
Operating lease cost	14,231	14,832
Share-based compensation	8,275	8,054
Other non-cash items	9,695	(1,844)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Accounts receivable	(130,661)	(81,186)
Inventories	(28,124)	(23,795)
Prepaid expenses and other assets	(14,584)	16,599
Accounts payable, accrued expenses and other liabilities	6,490	6,332
Right-of-use assets and operating lease liabilities	(14,742)	(15,294)
Cash provided by (used in) operating activities	(68,765)	30,150
Cash flows from investing activities:
Purchases of property, equipment, and software	(39,786)	(7,983)
Acquisition of HEYDUDE, net of cash acquired	(2,031,765)	—
Other	85	—
Cash used in investing activities	(2,071,466)	(7,983)
Cash flows from financing activities:
Proceeds from notes issuance	—	350,000
Proceeds from borrowings	2,240,163	40,000
Repayments of borrowings	(85,000)	(220,000)
Deferred debt issuance costs	(49,486)	(7,531)
Repurchases of common stock	—	(50,000)
Repurchases of common stock for tax withholding	(6,288)	(10,462)
Other	95	236
Cash provided by financing activities	2,099,484	102,243
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(810)	(2,437)
Net change in cash, cash equivalents, and restricted cash	(41,557)	121,973
Cash, cash equivalents, and restricted cash—beginning of period	216,925	139,273
Cash, cash equivalents, and restricted cash—end of period	$175,368	$261,246

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”), we present “Non-GAAP cost of sales,” “Non-GAAP gross profit,” “Non-GAAP gross margin,” “Non-GAAP selling, general, and administrative expenses,” “Non-GAAP selling, general and administrative expenses as a percent of revenues,” “Non-GAAP income from operations”, “Non-GAAP operating margin,” “Non-GAAP income tax expense (benefit),” “Non-GAAP effective tax rate,” “Non-GAAP net income,” and “Non-GAAP basic and diluted net income per common share,” which are non-GAAP financial measures. We also present future period guidance for “Non-GAAP adjusted operating margin” and “Non-GAAP effective tax rate.” Non-GAAP results exclude the impact of items that management believes affect the comparability or underlying business trends in our condensed consolidated financial statements in the periods presented.

We also present certain information related to our current period results of operations through “constant currency,” which is a non-GAAP financial measure and should be viewed as a supplement to our results of operations and presentation of reportable segments under GAAP. Constant currency represents current period results that have been retranslated using exchange rates used in the prior year comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

Management uses non-GAAP results to assist in comparing business trends from period to period on a consistent basis in communications with the board of directors, stockholders, analysts, and investors concerning our financial performance. We believe that these non-GAAP measures are useful to investors and other users of our condensed consolidated financial statements as an additional tool for evaluating operating performance and trends. For the three and three months ended March 31, 2022, management believes it is helpful to evaluate our results excluding the impacts of various adjustments relating to special or non-recurring items. Investors should not consider these non-GAAP measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

CROCS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)

Non-GAAP cost of sales, gross profit, and gross margin reconciliation:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
GAAP revenues	$660,148	$460,098

GAAP cost of sales	$335,224	$206,879
Distribution centers (1)	(1,191)	(985)
HEYDUDE inventory fair value adjustment (2)	(27,927)	—
Inventory reserve in Russia (3)	(1,800)	—
Total adjustments	(30,918)	(985)
Non-GAAP cost of sales	$304,306	$205,894

GAAP gross profit	$324,924	$253,219
GAAP gross margin	49.2%	55.0%

Non-GAAP gross profit	$355,842	$254,204
Non-GAAP gross margin	53.9%	55.2%
(1) Represents expenses, including expansion costs and duplicate rent costs, related to our distribution centers in Dayton, Ohio and Dordrecht, the Netherlands.
(2) Represents a write-up of HEYDUDE inventory costs to fair value upon the close of the acquisition on February 17, 2022.
(3) Represents an inventory reserve expense in our EMEALA segment associated with our pause of certain operations in Russia.

Non-GAAP selling, general and administrative expenses and selling, general and administrative expenses as a percent of revenues reconciliation:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
GAAP revenues	$660,148	$460,098

GAAP selling, general and administrative expenses	$206,247	$128,533
HEYDUDE acquisition-related costs (1)	(20,601)	—
Bad debt impact in Russia (2)	(5,267)	—
Total adjustments	(25,868)	—
Non-GAAP selling, general and administrative expenses (3)	$180,379	$128,533

GAAP selling, general and administrative expenses as a percent of revenues	31.2%	27.9%
Non-GAAP selling, general and administrative expenses as a percent of revenues	27.3%	27.9%
(1) Represents costs related to the Acquisition, including legal, professional, and transaction fees.
(2) Represents bad debt expense associated with the impact of the war between Russia and Ukraine on wholesale partners in Russia.
(3) Non-GAAP selling, general and administrative expenses are presented gross of tax.

Non-GAAP income from operations and operating margin reconciliation:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
GAAP revenues	$660,148	$460,098

GAAP income from operations	$118,677	$124,686
Non-GAAP cost of sales adjustments (1)	30,918	985
Non-GAAP selling, general and administrative expenses adjustments (2)	25,868	—
Non-GAAP income from operations	$175,463	$125,671

GAAP operating margin	18.0%	27.1%
Non-GAAP operating margin	26.6%	27.3%
(1) See 'Non-GAAP cost of sales, gross profit, and gross margin reconciliation' above for more details.
(2) See 'Non-GAAP selling, general and administrative expenses and selling, general and administrative expenses as a percent of revenues reconciliation' above for more details.

Non-GAAP income tax expense (benefit) and effective tax rate reconciliation:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
GAAP income from operations	$118,677	$124,686
GAAP income before income taxes	99,060	122,588

Non-GAAP income from operations (1)	$175,463	$125,671
GAAP non-operating income (expenses):
Foreign currency gains (losses), net	480	(504)
Interest income	102	27
Interest expense	(19,252)	(1,632)
Other income (expense), net	(947)	11
Non-GAAP income before income taxes	$155,846	$123,573

GAAP income tax expense	$26,300	$24,190
Tax effect of non-GAAP operating adjustments	7,622	249
Impact of intra-entity IP transfers (2)	(3,107)	(352)
Non-GAAP income tax expense	$30,815	$24,087

GAAP effective income tax rate	26.5%	19.7%
Non-GAAP effective income tax rate	19.8%	19.5%
(1) See ‘Non-GAAP income from operations and operating margin reconciliation’ above for more details.
(2) In the fourth quarter of 2020, and subsequently in the fourth quarter of 2021, we made changes to our international legal structure, including an intra-entity transfer of certain intellectual property rights, primarily to align with current and future international operations. The transfers resulted in a step-up in the tax basis of intellectual property rights and correlated increases in foreign deferred tax assets based on the fair value of the transferred intellectual property rights. This adjustment represents the current period impact of these transfers.

Non-GAAP net income per share reconciliation:

	Three Months Ended March 31,
	2022	2021
	(in thousands, except per share data)
Numerator:
GAAP net income	$72,760	$98,398
Non-GAAP cost of sales adjustments (1)	30,918	985
Non-GAAP selling, general and administrative expenses adjustments (2)	25,868	—
Tax effect of non-GAAP adjustments	(4,515)	103
Non-GAAP net income	$125,031	$99,486
Denominator:
GAAP weighted average common shares outstanding - basic	59,823	65,458
Plus: GAAP dilutive effect of stock options and unvested restricted stock units	1,073	1,390
GAAP weighted average common shares outstanding - diluted	60,896	66,848

GAAP net income per common share:
Basic	$1.22	$1.50
Diluted	$1.19	$1.47

Non-GAAP net income per common share:
Basic	$2.09	$1.52
Diluted	$2.05	$1.49
(1) See 'Non-GAAP cost of sales, gross profit, and gross margin reconciliation' above for more information.
(2) See 'Non-GAAP selling, general and administrative expenses and selling, general and administrative expenses as a percent of revenues reconciliation' above for more information.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE

Second Quarter 2022:
Approximately:
Non-GAAP operating margin reconciliation:
GAAP operating margin	19%
Non-GAAP adjustments, primarily associated with the HEYDUDE acquisition (1)	7%
Non-GAAP operating margin	26%

Full Year 2022:
Approximately:
Non-GAAP operating margin reconciliation:
GAAP operating margin	22% to 23%
Non-GAAP adjustments, primarily associated with the HEYDUDE acquisition (1)	4%
Non-GAAP operating margin	26% to 27%
Non-GAAP effective tax rate reconciliation:
GAAP effective tax rate	25%
Non-GAAP adjustments associated with amortization of intellectual property (2)	(3)%
Non-GAAP effective tax rate	22%
Non-GAAP diluted earnings per share reconciliation:
GAAP diluted earnings per share	$7.95 to $8.55
Non-GAAP adjustments, primarily associated with the HEYDUDE acquisition and amortization of intellectual property	$2.10
Non-GAAP diluted earnings per share	$10.05 to $10.65
(1) In the second quarter of 2022, we expect to incur $20 million in SG&A costs, primarily associated with the HEYDUDE acquisition, and an additional $45 million of non-cash costs in cost of sales, primarily related to the amortization of the write up of HEYDUDE inventory costs to fair market value at the close of the Acquisition. For the full year 2022, we expect to incur $60 million in SG&A costs, primarily associated with the HEYDUDE acquisition, and a total $75 million of non-cash costs in cost of sales, primarily related to the write up of HEYDUDE inventory costs to fair market value at the close of acquisition.
(2) In the fourth quarter of 2020, and subsequently in the fourth quarter of 2021, we made changes to our international legal structure, including an intra-entity transfer of certain intellectual property rights, primarily to align with current and future international operations. This adjustment represents the amortization of the deferred tax asset related to these intellectual property rights in this period and the tax impact of cost of sales and SG&A non-GAAP adjustments.

CROCS, INC. AND SUBSIDIARIES
REVENUES BY SEGMENT
(UNAUDITED)

	Three Months Ended March 31,		% Change	Constant Currency % Change (1)
			Favorable (Unfavorable)
	2022	2021	Q1 2022-2021	Q1 2022-2021
	(in thousands)
Crocs Brand:
Wholesale	$344,258	$290,039	18.7%	22.9%
Direct-to-consumer	200,967	170,059	18.2%	19.7%
Total Crocs Brand	545,225	460,098	18.5%	21.7%
HEYDUDE Brand:
Wholesale	86,919	—	—%	—%
Direct-to-consumer	28,004	—	—%	—%
Total HEYDUDE Brand	114,923	—	—%	—%
Total consolidated revenues	$660,148	$460,098	43.5%	46.7%

Total wholesale	$431,177	$290,039	48.7%	52.9%
Total direct-to-consumer	228,971	170,059	34.6%	36.1%
Total consolidated revenues	$660,148	$460,098	43.5%	46.7%
(1) Reflects year over year change as if the current period results were in constant currency, which is a non-GAAP financial measure. See ‘Reconciliation of GAAP Measures to Non-GAAP Measures’ above for more information.

CROCS, INC. AND SUBSIDIARIES
RETAIL STORE COUNTS
(UNAUDITED)

The tables below illustrate the overall change in the number of our Crocs Brand company-operated retail locations by reportable operating segment for the three months ended March 31, 2022:

	December 31, 2021	Opened	Closed	March 31, 2022
Company-operated retail locations:
North America	173	2	—	175
Asia Pacific	153	1	1	153
EMEALA	47	1	4	44
Total	373	4	5	372

CROCS, INC. AND SUBSIDIARIES
DIGITAL SALES PERCENTAGE AND DIRECT-TO-CONSUMER COMPARABLE SALES
(UNAUDITED)

Digital sales, which includes sales through our company-owned websites, third party marketplaces, and e-tailers, as a percent of total revenues, by operating segment were:

	Three Months Ended March 31,
	2022	2021
Digital sales as a percent of total revenues:
Crocs Brand	32.8%	32.3%
HEYDUDE Brand (1)	25.9%	—%
Total (2)	31.6%	32.3%
(1) We acquired HEYDUDE on February 17, 2022. Therefore, the amounts shown above represent results during the period following the closing of the acquisition through March 31, 2021 and there are no comparative amounts for the three months ended March 31, 2021.
(2) For the three months ended March 31, 2021, the digital sales as a percent of total revenues represents the Crocs Brand.

Direct-to-consumer (“DTC”) comparable sales for the Crocs Brand are as follows:

	Constant Currency (1)
	Three Months Ended March 31,
	2022	2021
Direct-to-consumer comparable sales: (2)
Crocs Brand	16.6%	71.1%
(1) Reflects period over period change on a constant currency basis, which is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for more information.
(2) Comparable store status, as included in the DTC comparable sales figures above, is determined on a monthly basis. Comparable store sales include the revenues of stores that have been in operation for more than twelve months. Stores in which selling square footage has changed more than 15% as a result of a remodel, expansion, or reduction are excluded until the thirteenth month in which they have comparable prior year sales. Temporarily closed stores are excluded from the comparable store sales calculation during the month of closure and in the same month in the following year. Location closures in excess of three months are excluded until the thirteenth month post re-opening. E-commerce comparable revenues are based on same site sales period over period.